Exhibit 10.34

FEDERAL REALTY INVESTMENT TRUST

COMBINED INCENTIVE AND NON-QUALIFIED STOCK OPTION AGREEMENT

(Award under the Federal Realty Investment Trust

Amended and Restated 2003 Long Term Incentive Award Program)

February 17, 2009

The parties to this Combined Incentive and Non-Qualified Stock Option Agreement (this “Agreement”) are Federal Realty Investment Trust, a Maryland real estate investment trust (the “Trust”), and Andrew P. Blocher, an individual employee of the Trust (the “Key Employee”).

The Board of Trustees of the Trust (the “Board of Trustees”) has authorized the award by the Trust to the Key Employee, under the Trust’s 2001 Long-Term Incentive Plan (the “Plan”): (a) options that qualify as “Incentive Stock Options” within the meaning of Section 422 or any successor provision of the Internal Revenue Code of 1986, as amended (“Code”), and/or (b) options not intended to qualify as Incentive Stock Options (“Non-Qualified Stock Options”), subject to certain restrictions and covenants on the part of Key Employee as set forth herein. The parties hereto desire to set forth in this Agreement their respective rights and obligations with respect to such Incentive Stock Options and Non-Qualified Stock Options.

Capitalized terms used in this Agreement, unless otherwise defined herein, have the respective meanings given to such terms in the Plan.

In consideration of the covenants set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Award of Options.

(a) Number of Shares and Price. The Trust hereby grants to the Key Employee an option (“Option”) to purchase the number of Shares set forth on the last page of this Agreement. The exercise price per Share of the Option shall be as is set forth on the last page of this Agreement, such price being the Fair Market Value per Share on the Grant Date of the Option. The portion of the Option indicated on the last page of this Agreement as an Incentive Stock Option is intended to be an Incentive Stock Option; provided, however, that to the extent, but only to the extent, that the provisions of this Agreement or the nature of any actions taken by the Key Employee are inconsistent with the treatment of such portion of the Option as an Incentive Stock Option, such portion of the Option shall be deemed a Non-Qualified Stock Option. The other portion of the Option indicated on the last page of this Agreement is a Non-Qualified Stock Option.

(b) Term and Exercise. The Option shall expire ten (10) years from the Grant Date, subject to earlier termination as set forth in Section 3. Subject to the provisions of Sections 2 and 3, the Option shall become exercisable in installments as set forth on the last page of this Agreement.

2. Exercise of Option Upon Termination of Service.

(a) Retirement. Upon the Key Employee’s termination of Service by reason of retirement and notwithstanding anything to the contrary set forth in this Agreement, some or all of the Options shall become immediately exercisable as follows: (i) 50% of the then unexercisable Options shall become immediately exercisable in the event of the Key Employee’s retirement on or after the Key Employee reaches the age of 58 (“Permitted Retirement Date”) but before the Key Employee reaches the age of 62; (ii) 75% of the then unexercisable Options shall become immediately exercisable in the event of the Key Employee’s retirement on or after the Key Employee reaches the age of 62 but before the Key Employee reaches the age of 65; and (iii) all of the then unexercisable Options shall become immediately exercisable in the event of the Key Employee’s retirement on or after the Key Employee reaches the age of 65. The Key Employee shall have a period of two years after such termination of Service by reason of retirement to exercise all or a part of the Option to the extent that it was exercisable upon or as a result of such termination of Service as aforesaid. In no event, however, may the Option be exercised later than the expiration date described in Section 1(b).

(b) Death. In the event of the death of the Key Employee while employed by the Trust, all Options shall become immediately exercisable notwithstanding anything to the contrary set forth in this Agreement, and the Key Employee’s beneficiary shall have a period of two years after the Key Employee’s death to exercise all or a part of the Option to the extent that it was exercisable upon or as a result of the Key Employee’s death as aforesaid. In no event, however, may the Option be exercised later than the expiration date described in Section 1(b). Notwithstanding the foregoing, the provisions of this Section 2(b) shall not extend any of the times periods for a Key Employee to exercise all or part of the Option which have been established by any of Sections 2(a), (c), (d), (e), (f) or (g).

(c) Disability. Upon the Key Employee’s termination of Service by reason of Disability, all Options shall become immediately exercisable notwithstanding anything to the contrary set forth in this Agreement, and the Key Employee shall have a period of two years after such termination of Service to exercise all or a part of the Option to the extent that it was exercisable upon or became exercisable as a result of such termination of Service by reason of Disability. In no event, however, may the Option be exercised later than the expiration date described in Section 1(b).

(d) Termination without Cause. If Key Employee’s Service is terminated without Cause and at the time of such termination, the individual holding the title of Chief Executive Officer of the Trust is the same individual that holds the title of Chief Executive Officer of the Trust as of the date of this Agreement, then Key Employee shall have a period of one (1) year from the date of such termination of Service to exercise all or any part of the Option to the extent it was exercisable at the date of termination of Service and all or any portion of the Option that was not exercisable at the date of termination of the Service shall be forfeited. If Key Employee’s Service is terminated without Cause and at the time of such termination, the individual holding the title of Chief Executive Officer of the Trust is not the same individual that holds the title of Chief Executive Officer of the Trust as of the date of this Agreement, then all Options shall become immediately exercisable notwithstanding anything to the contrary set forth in this Agreement, and the Key Employee shall have a period of one (1) year after such termination of Service to exercise all or any part of the Option to the extent that it was exercisable upon or became exercisable as a result of such termination of Service. In no event may any Option be exercised later than the expiration date described in Section 1(b).

(e) Termination for Cause. Upon the Key Employee’s termination of Service for Cause, the Key Employee’s right to exercise all of any part of the Option, to the extent it was exercisable at the date of termination of Service, shall terminate at the date of termination of Service. In no event may the Option be exercised later than the expiration date described in Section 1(b).

(f) Change in Control. If the Key Employee incurs an Involuntary Termination within the one year period commencing with a Change in Control, the Option, to the extent it is outstanding and unexercised on the date of such Involuntary Termination, shall become immediately and fully exercisable for a period of one (1) year from the date of such termination of Service. In no event, however, may the Option be exercised later than the expiration date described in Section 1(b). The provisions of this Section 3(f) shall not be applicable to the Option if such Change in Control results from the Key Employee’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Shares or Trust Voting Securities.

(g) Any other Termination of Service. Upon the Key Employee’s termination of Service for any reason other than as set forth in Sections 2(a) through (f), the Key Employee shall have a period of one (1) year from the date of such termination of Service to exercise all or any part of the Option to the extent it was exercisable at the date of termination of Service. In no event may the Option be exercised later than the expiration date described in Section 1(b).

3. Forfeiture.

To the extent all or any part of the Option was not exercisable as of the date of termination of Service or did not become exercisable as a result of the termination of Service as provided in Section 2, the unexercisable portion of the Option shall expire at the date of such termination of Service.

4. Exercise Procedures.

(a) Method of Exercise. The Option shall be exercisable by written notice to the Trust, which must be received by the Secretary of the Trust not later than 5:00 P.M. local time at the principal executive office of the Trust on the expiration date of the Option. Such written notice shall set forth: (i) the number of Shares being purchased and whether those Shares are issuable as a result of the exercise of the Incentive Stock Option portion of the Option or the Non-Qualified Stock Option portion of the Option; (ii) the total exercise price for the Shares being purchased; (iii) the exact name as it should appear on the stock certificate(s) to be issued for the Shares being purchased; and (iv) the address to which the stock certificate(s) should be sent.

(b) Payment of Exercise Price. The exercise price of Shares purchased upon exercise of the Option shall be paid in full: (i) in cash; (ii) by delivery to the Trust of Shares which if acquired from the Trust shall have been held by the Key Employee for at least six (6) months; (iii) in any combination of cash and Shares; or (iv) by delivery of such other consideration as the Committee deems appropriate and in compliance with applicable law (including payment in accordance with a cashless exercise program under which, if so instructed by the Key Employee, Shares may be issued directly to the Key Employee’s broker or dealer against receipt of the exercise price in cash from the broker or dealer).

In the event that any Shares shall be transferred to the Trust to satisfy all or any part of the exercise price, the part of the exercise price deemed to have been satisfied by such transfer of Shares shall be equal to the product derived by multiplying the Fair Market Value as of the date of exercise times the number of Shares transferred to the Trust. The Key Employee may not transfer to the Trust in satisfaction of the exercise price any fraction of a Share, and any portion of the exercise price that would represent less than a full Share must be paid in cash by the Key Employee. If payment in full or part is to be made in the form of Restricted Shares, an equivalent number of Shares issued on exercise of the Option shall be subject to the same restrictions and conditions for the remainder of the Award Period applicable to the Restricted Shares surrendered therefor.

(c) Delivery of Certificate. Subject to Section 8 hereof, certificates for the purchased Shares will be issued and delivered to the Key Employee as soon as practicable after the receipt of payment of the exercise price in accordance with Section 4(b) above; provided, however, that delivery of any such Shares shall be deemed effected for all purposes when a stock transfer agent of the Trust shall have deposited such certificates in the United States mail, addressed to Key Employee, at the address set forth on the last page of this Agreement or to such other address as Key Employee may from time to time designate in a written notice to the Trust. The Key Employee shall not be deemed for any purpose to be a shareholder of the Trust in respect of any Shares as to which the Option shall not have been exercised, as herein provided, until such Shares have been issued to Key Employee by the Trust hereunder.

5. Plan Provisions Control Option Terms; Modifications.

The Option is granted pursuant and subject to the terms and conditions of the Plan, the provisions of which are incorporated herein by reference. In the event any provision of this Agreement shall conflict with any of the terms in the Plan as constituted on the Grant Date, the terms of the Plan as constituted on the Grant Date shall control. The Option shall not be modified after the Grant Date except by express written agreement between the Trust and the Key Employee; provided, however, that any such modification: (a) shall not be inconsistent with the terms of the Plan; and (b) shall be approved by the Committee.

6. Limitations on Transfer.

Except as provided in this Section 6, the Option may not be assigned or transferred other than by will or the laws of descent and distribution. The Key Employee may transfer, in a not for value transfer, all or part of this Option that is a Non-Qualified Stock Option to any Family Member (as defined in the Plan). For the purpose of this Section 6, a “not for value” transfer is a transfer which is: (a) a gift; (b) a transfer under a domestic relations order in settlement of marital property rights; or (c) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Key Employee) in exchange for an interest in that entity. Following a transfer under this Section 6, the Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Key Employee in accordance with this Section 6 or by will or the laws of descent and distribution. The Key Employee’s beneficiary may exercise the Key Employee’s rights hereunder only to the extent they were exercisable under this Agreement at the date of the death of the Key Employee and are otherwise currently exercisable.

7. Taxes.

The Trust shall be entitled to withhold (or secure payment from the Key Employee in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Trust with respect to any Shares issuable under this Agreement, or upon a disqualifying disposition of Shares received pursuant to the exercise of the portion of the Option that is an Incentive Stock Option, and the Trust may defer issuance of Shares upon the exercise of the Option unless the Trust is indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Committee or its delegate and shall be payable by the Key Employee at such time as the Committee determines. The Key Employee may satisfy his or her tax withholding obligation by the payment of cash to the Trust and/or by the withholding from the Option, at the appropriate time, of a number of Shares sufficient, based upon the Fair Market Value of such Shares, to satisfy such tax withholding requirements. The Committee shall be authorized, in its sole discretion, to establish such rules and procedures relating to any such withholding methods as it deems necessary or appropriate, including, without limitation, rules and procedures relating to elections to have Shares withheld upon exercise of the Option to meet such withholding obligations.

8. No Exercise in Violation of Law.

Notwithstanding any of the provisions of this Agreement, the Key Employee hereby agrees that he or she will not exercise the Option granted hereby, and that the Trust will not be obligated to issue any Shares to the Key Employee hereunder, if the exercise thereof or the issuance of such Shares shall constitute a violation by the Key Employee or the Trust of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive.

9. Taxes, Withholding, and Code Section 409A. Notwithstanding anything herein to the contrary, the Key Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with this Agreement (including any taxes arising under Section 409A of the Code). The Trust may withhold from any benefits payable under this Agreement, and pay over to the appropriate authority, all federal, state, county, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

This Agreement is intended to be exempt from Code Section 409A, and the Trust shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Code Section 409A. If, for any reason including imprecision in drafting, the Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Trust in a fashion consistent herewith, as determined in the sole and absolute discretion of the Trust. Notwithstanding anything to the contrary contained herein, the Trust reserves the right to unilaterally amend this Agreement without the consent of any Key Employee in order to accurately reflect its correct interpretation and operation to maintain an exemption from or compliance with Code Section 409A.

10. Entire Agreement; Amendment.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings, oral or written, between the parties with respect thereto. This Agreement may be amended at any time by written agreement of the parties hereto. The terms set forth in this Agreement shall control over any contrary terms set forth in that certain Severance Agreement of even date herewith between Key Employee and the Trust.

IN WITNESS WHEREOF, the Trust has caused this Agreement to be duly executed and the Key Employee has hereunto set his hand effective as of the day and year first above written.

FEDERAL REALTY INVESTMENT TRUST

By:	/s/ Dawn M. Becker
Name:	Dawn M. Becker
Title:	Executive Vice President-General Counsel and Secretary

WITNESS:	KEY EMPLOYEE

/s/ Darlene M. Hough	By:	/s/ Andrew P. Blocher
	Name:	Andrew P. Blocher

GRANT DATE: February 17, 2009

NUMBER OF SHARES SUBJECT TO THE OPTION:	42,313 SHARES
Incentive Stock Option:	2,710 SHARES
Non-Qualified Stock Option:	39,603 SHARES

EXERCISE PRICE PER SHARE: $43.48

INSTALLMENT EXERCISE SCHEDULE

	Cumulative Number of Shares in Respect of which Option is Exercisable
Anniversary of Grant Date	Incentive	Non-Qualified

Prior to 1st	0	0
On and After 1st – Prior to 2nd	0	0
On and After 2nd – Prior to 3rd	0	0
On and After 3rd – Prior to 4th	1	14,103
On and After 4th – Prior to 5th	411	27,798
On and After 5th	2,710	39,603

NOTICE ADDRESSES:

IF TO THE TRUST:	IF TO THE KEY EMPLOYEE:

Federal Realty Investment Trust	Andrew P. Blocher
1626 East Jefferson Street	2319 Gerken Avenue
Rockville, Maryland 20852-4041	Vienna, VA 22181
Attention: Secretary